EXHIBIT 99.1
NEWS- FOR IMMEDIATE RELEASE

September 21, 2000

FOR FURTHER INFORMATION CONTACT:
Thomas B. Olson, Secretary
(303) 796-8940

                            EQUITEX AND IGCA AGREE TO
                           TERMINATE NMORTGAGE MERGER

Englewood, Colorado and Palm Beach Gardens, Florida . . . Equitex, Inc. (NASDAQ:
EQTX) announced today it has mutually agreed with Innovative Gaming Corporation of America ("IGCA") to terminate the previously announced merger of Equitex's majority owned subsidiary, nMortgage, Inc., with IGCA.

"Given the rescission of the FBMS transaction and our recent acquisition of Meridian Residential Group, we agreed with IGCA that moving forward with the merger was not in the best interest of either company," said Equitex President, Henry Fong. "While we had been in the process of restructuring nMortgage and FBMS from traditional mortgage lending to Internet based operations, the acquisition of Meridian and their Internet focused business requires additional time to implement a cogent B to B and B to C business plan for the two companies. As we move forward, we will continue to consider strategic alternatives for the integrated nMortgage and Meridian business."

Equitex, Inc. is a holding company currently operating through its wholly owned subsidiary First TeleServices Corp. of Atlanta, Georgia and its majority-owned subsidiaries nMortgage, Inc. and Triumph Sports, Inc. of Palm Beach Gardens, Florida. nMortgage offers mortgage loan products through the Internet and provides consulting services to the mortgage industry. First TeleServices Corp. is a financial services marketing company marketing various financial products targeted to the sub-prime consumer.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Equitex's Securities and Exchange Commission filings; completion of due diligence, shareholder approval, regulatory approvals and certain other pre-closing conditions for all incomplete merger or acquisition transactions; economic downturns affecting the operations of the Company, its subsidiaries or companies proposed for merger or acquisition; the termination of previously announced acquisitions; delays or the inability to obtain regulatory approvals for previously announced acquisitions; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements. # # # #